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                     June 22, 2023

       Vikas Desai
       Chief Executive Officer
       Achari Ventures Holdings Corp. I
       60 Walnut Avenue, Suite 400
       Clark, NJ 07066

                                                        Re: Achari Ventures
Holdings Corp. I
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 12, 2023
                                                            File No. 001-40906

       Dear Vikas Desai:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Timothy J. Kirby, Esq.